Exhibit 23.4

PLX Technology, Inc.

870 W. Maude Avenue

Sunnyvale, California 94085

Ladies and Gentlemen:

We hereby consent to the filing of the Form of Opinion of Baker & McKenzie LLP with respect to Tax Matters as Exhibit 99.7 to the registration statement of Integrated Device Technology, Inc., a Delaware corporation, on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2012, to which this consent letter is also an exhibit, and the prospectus that forms a part thereof (the “Registration Statement”). We also consent to the reference to Baker & McKenzie LLP, as counsel for PLX Technology, Inc., under the captions “Transaction Structure”, “Questions and Answers Regarding the Transaction”, “Conditions of the LLC Merger” and “Material U.S. Federal Income Tax Consequences” in the Registration Statement.

In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder, nor do we thereby admit we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BAKER & MCKENZIE LLP